Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2023, relating to the consolidated financial statements of Cibus Global, LLC, appearing in Cibus Inc.’s Form 8-K/A filed on June 29, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

June 30, 2023